Exhibit 99

Contact:  Patrick Kane

412-553-7833

Equitable Achieves EPS from Continuing Operations of $1.02 per Share;

Increases Dividend by 18%

PITTSBURGH, April 22, 2003/ PRNewswire/FirstCall —Equitable Resources Inc. (NYSE: EQT) announced first quarter 2003 earnings from continuing operations before cumulative effect of accounting change of $1.02 per diluted share, on net income of $64.5 million.  This represents a 28% increase over the $0.80 per diluted share from continuing operations for the same period a year ago.  After the cumulative effect of that accounting change, which related to “Accounting for Asset Retirement Obligations” (SFAS No. 143), the Company earned $0.96 per diluted share in the first quarter of 2003.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had earnings before interest and taxes (EBIT) of $59.0 million for the first quarter, a 10% increase over the $53.5 million reported for the same period last year, primarily due to colder weather in 2003.  Heating degree days for the first quarter 2003 were 29% colder than the prior year and 6% colder than normal.  The increased net operating revenues due to weather were partially offset by an increase in weather-related costs.

Net operating revenues for the three months ended March 31, 2003 were $97.2 million compared to $85.9 million for the same quarter in 2002.  The increase was mainly due to colder temperatures.  In the first quarter 2003, distribution net revenues increased by $11.9 million and marketing revenues were $1.0 million higher, while pipeline net revenues decreased by $1.6 million.  The decline in pipeline net revenues was due to reduced storage revenue opportunities resulting from cold weather demands.

Total expenses for the first quarter were $38.2 million compared to $32.4 million reported during the same period last year.  Weather-related charges, primarily related to bad debt and increased maintenance costs, accounted for nearly 80% of the increase.  The increased provisions for bad debt reflected both higher usage and higher passed-through commodity prices.  The remainder of the increase is attributable to higher pension, legal and insurance expenses.

Equitable Supply

Equitable Supply had EBIT of $47.8 million for the first quarter, 29% higher than the $37.2 million earned in the same quarter in 2002, primarily due to higher commodity prices.  Production EBIT was up 29% at $42.0 million compared with $32.5 million in the same period last year.  Production revenues were $64.7 million compared with $50.8 million in 2002.  The revenue increase was a result of both a sales volume increase of 0.6 Bcfe and an effective gas price of $3.99 per Mcfe vs. $3.21 per Mcfe in 2002.  Gathering EBIT was also higher by $1.1 million.  The increase was driven by revenues of $17.0 million compared to $15.6 million last year, resulting from higher third party volumes and higher rates.

Total operated volumes were essentially flat year over year at 22.4 Bcfe vs. 22.5 Bcfe in 2002.  Expected increases were not realized due to greater than anticipated external curtailments, impacts from extreme weather and operational matters related to installation of well automation equipment in two districts.

Operating expenses for the quarter were $33.3 million compared to $27.8 million last year.  The increase in operating expenses was due to increases of $2.5 million in severance tax related to higher gas prices, $1.8 million in depreciation, depletion and amortization expense (DD&A), and $1.2 million in selling, general and administrative expenses (SG&A).  Of the $0.08 per Mcfe produced increase in DD&A, approximately $0.03 per Mcfe relates to the developmental drilling program, $0.03 per Mcfe relates to the purchase of the minority interest in ABP and $0.02 per Mcfe relates to the change in accounting standards discussed below (SFAS 143).  The increase in SG&A was mainly due to increased legal and insurance expense and an increase in professional staffing.  Field operating expenses, consisting of gathering and compression and lease operating expenses, were held constant at $10.7 million.

NORESCO

The NORESCO segment had EBIT of $4.9 million  in the first quarter of 2003, compared to EBIT of $4.2 million in the first quarter last year.  Gross profit margin increased to $9.4 million from $8.6 million.  Total revenue increased by 28% to $45.5 million compared to $35.4 million in 2002.  Operating expenses for the first quarter 2003 were $5.5 million compared to $6.0 million in the first quarter 2002.

This segment’s quarter-end backlog was $89 million, $19 million lower than the $108 million backlog a year earlier.

Other Business

2003 Earnings Guidance

The Company reiterates its previously forecast 2003 earnings per share of between $2.70 and $2.80.  The $0.10 range is primarily due to the uncertainty of the passage of an energy bill restoring Section 29 energy tax credits that expired at the end of 2002.  Due to significant hedges discussed below, the impact on 2003 earnings guidance from changes in the price of natural gas is expected to be less than $0.005 per share for every $0.10 change in the NYMEX natural gas price.

Hedging

Equitable has taken advantage of favorable gas prices to significantly hedge production.  The approximate volumes and prices of Equitable’s hedges and fixed-price contracts for 2003 to 2005 are:

	2003	2004	2005
Volume (Bcf)	47	45	42
Average Price (NYMEX)*	$4.22	$4.45	$4.56

* The above price is based on a conversion rate of 1.05 MMbtu/Mcf

Stock Buyback

During the quarter, Equitable Resources repurchased 448,000 shares of EQT stock.  The total number of shares repurchased since October 1998 is approximately 15.7 million out of the current 18.8 million share repurchase authorization.

Westport

Equitable Resources reported $3.6 million in equity earnings from its minority ownership in Westport Resources during the first quarter 2003.  Earnings net of tax were $2.3 million, or $0.04 per share.

Equitable owns approximately 13 million shares, or 19.5% of Westport Resources, which is down from 20.8% at the end of 2002.  The Company does not have operational control of Westport.  As a result of the decreased ownership, the Company changed the accounting treatment for its investment from the equity method to the cost method, effective March 31, 2003.  The change in accounting methods will eliminate the inclusion of Westport’s results in Equitable’s earnings in future periods.

Dividend

On April 17, 2003, the Board of Directors of Equitable Resources declared a regular quarterly cash dividend of 20 cents per share, an 18% increase over the $0.17 dividend last quarter, payable June 1, 2003 to shareholders of record on May 9, 2003.  The company is targeting dividend growth at a rate similar to the rate of earnings per share growth.

Community Giving Foundation

Equitable established a community giving foundation to facilitate the Company’s charitable giving program for approximately 10 years.  The foundation was funded through a contribution of 905,000 shares of Westport Resources Corporation.  Earnings were negatively impacted by $2.2 million net of a tax benefit of $7.1 million, or $0.03 per share in the quarter, as a result of the contribution.  The favorable treatment of contributing appreciated shares reduced the effective tax rate for the quarter from an estimated effective rate of 34.0%.

Long Term Debt

In February 2003, the Company issued $200 million of notes with an effective interest rate of 5.22% and a maturity date of March 2018.  The proceeds from the issuance will be used for retiring the Company’s outstanding 7.35% Trust Preferred Securities and general corporate purposes.

Trust Preferred

The Company will exercise its option to redeem the entire $125 million of 7.35% Trust Preferred Capital Securities on April 23, 2003.

Appalachian Basin Partners

In February 2003, the Company purchased the remaining 31% limited partnership interest in Appalachian Basin Partners, LP (ABP) from the minority interest holders for $44.2 million.  As a result, effective February 1, 2003, the Company no longer recognizes minority interest expense associated with ABP, which totaled $7.1 million for the year ended December 31, 2002.

Adoption of Statement of Financial Accounting Standards (SFAS) No. 143

In June 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations,” (Statement No. 143) which became effective in the first quarter of fiscal 2003.  Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized by the Company at the time the obligation is incurred.  The new rules apply to the plugging and abandonment obligation related to Equitable Supply’s wells.  When the liability is initially recorded, the Company must also capitalize the cost by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its future value through charges to operating expense and the capitalized cost is depreciated over the useful life of the asset.  If the obligation is settled for other than the carrying amount, the Company will recognize a gain or loss upon settlement.  The Company adopted Statement No. 143 on January 1, 2003.  This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $3.6 million, or $0.06 per diluted share, during the three months ended March 31, 2003.

Non-GAAP Financial Measures

Earnings Before Interest and Taxes

The Company reports EBIT by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.  The following table reconciles EBIT by segment as reported in this press release to the consolidated EBIT reported in the Company’s financial statements:

	Three Months Ended March 31,
	2003	2002
Earnings before interest & taxes (thousands):
Equitable Utilities	$59,027	$53,475
Equitable Supply	47,780	37,247
NORESCO	4,858	4,200
Westport equity earnings	3,614	(4,248)
Charitable Foundation Funding	(9,279)	—
Unallocated expenses	(1,984)	(523)
Earnings before interest & taxes	$104,016	$90,151

Equitable’s teleconference with securities analysts will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a 30 day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides will be updated periodically.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS 2003 EARNINGS PER DILUTED SHARE OF BETWEEN $2.70 AND $2.80, DELIVERING LOW DOUBLE DIGIT EARNINGS AND DIVIDEND GROWTH, THE IMPACT ON EARNINGS GUIDANCE OF CHANGES IN NYMEX GAS PRICES, THE APPROXIMATE VOLUMES AND PRICES OF HEDGES AND FIXED-PRICE CONTRACTS FOR 2003 TO 2005, THE PROCEEDS FROM THE FEBRUARY 2003 NOTES ISSUANCE BEING USED TO RETIRE THE ENTIRE 7.35% TRUST PREFERRED CAPITAL SECURITIES ON APRIL 23, 2003, FINANCIAL PERFORMANCE, FUTURE COSTS SAVINGS, AND OPERATIONAL MATTERS. THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND CRUDE OIL AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY AND COST OF FINANCING INCLUDING ACTIONS OF CREDIT RATING AGENCIES, CHANGES IN INTEREST RATES, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS AND CRUDE OIL PROPERTIES, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP AND PRODUCE RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION,  THE ABILITY OF THE COMPANY TO SUCCESSFULLY NEGOTIATE LABOR CONTRACTS, INCENTIVE PLAN ACCRUALS, REALIZING THE VALUE OF WESTPORT, AND THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended March 31,
	2003	2002

Operating revenues	$342,322	$294,043
Cost of sales	153,970	133,167
Net operating revenues	188,352	160,876

Operating expenses:
Operation and maintenance	18,855	17,584
Production and exploration	9,162	6,450
Selling, general and administrative	32,262	25,857
Depreciation, depletion and amortization	18,753	16,767
Total operating expenses	79,032	66,658

Operating income	109,320	94,218

Charitable contribution expense	(9,279)	—
Equity earnings (losses) from nonconsolidated investments and minority interest:
Westport	3,614	(4,248)
Other	361	181
	3,975	(4,067)

Earnings before interest & taxes (EBIT)	104,016	90,151

Interest expense	12,321	9,579

Income from continuing operations before income taxes and cumulative effect of accounting change	91,695	80,572
Income taxes	27,216	28,200

Income from continuing operations before cumulative effect of accounting change	64,479	52,372

Cumulative effect of accounting change, net of tax	(3,556)	(5,519)

Net income	$60,923	$46,853

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	62,063	63,566
Income from continuing operations before cumulative effect of accounting change	$1.04	$0.82
Cumulative effect of accounting change, net of tax	(0.06)	(0.08)
Net income	$0.98	$0.74

Diluted:
Weighted average common shares outstanding	63,333	65,063
Income from continuing operations before cumulative effect of accounting change	$1.02	$0.80
Cumulative effect of accounting change, net of tax	(0.06)	(0.08)
Net income	$0.96	$0.72

(A)

Due to the seasonal nature of the Company's natural gas distribution and energy marketing businesses and the volatility of gas and oil commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

(B)

The Company has reclassified all gains and losses on its energy trading contracts previously recorded gross to a net presentation in accordance with the FASB’s fourth quarter 2002 revision of its consensus contained in EITF No. 02-3.

(C)

In accordance with SFAS No. 142, the Company completed an impairment test of its goodwill in the second quarter 2002 and consequently recorded a charge for the cumulative effect of the accounting change of $5.5 million, net of tax, restated to the first quarter 2002.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2003	2002

OPERATIONAL DATA
Heating degree days (30-year average: 2,930)	3,115	2,409

Residential sales and transportation volume (MMcf)	14,165	11,216
Commercial and industrial volume (MMcf)	11,590	10,415
Total throughput (MMcf) - Distribution	25,755	21,631
Total throughput (MMbtu) - Pipeline	20,428	16,719
Total throughput (MMbtu) - Marketing	14,157	50,357

Net revenues (thousands):
Distribution:
Residential	$48,146	$39,730
Commercial & industrial	$21,481	$18,223
Other	$1,566	$1,300
Pipeline	$15,913	$17,518
Marketing	$10,113	$9,129

Operating expenses as a% of net operating revenues	39.28%	37.75%

Net marketed gas revenues/MMbtu - marketing	$0.68	$0.18

O&M and SG&A (excluding other taxes)/customer - distribution	$89.64	$69.40

EBIT (thousands):
Distribution	$40,815	$34,613
Pipeline	$8,533	$10,778
Marketing	$9,679	$8,084

Capital expenditures (thousands)	$8,668	$9,320

FINANCIAL DATA (Thousands)
Utility revenues	$184,325	$134,994
Marketing revenues	51,784	88,757
Total operating revenues	236,109	223,751

Purchased gas costs	138,890	137,851
Net operating revenues	97,219	85,900

Operating expenses:
Operation and maintenance	13,103	11,624
Selling, general and administrative	18,354	14,283
Depreciation, depletion and amortization	6,735	6,518
Total operating expenses	38,192	32,425

EBIT	$59,027	$53,475

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2003	2002

OPERATIONAL DATA
Total operated volumes (MMcfe)	22,356	22,506
Volumes handled (MMcfe)	35,309	33,247
Selling, general and administrative ($/Mcfe handled)	$0.19	$0.17
Capital expenditures (thousands)	$23,538	$27,571

Production:
Net equity sales, natural gas and equivalents (MMcfe)	12,046	11,424
Average (well-head) sales price ($/Mcfe)	$4.21	$3.20

Monetized sales (MMcfe)	3,471	3,471
Average (well-head) sales price ($/Mcfe)	$3.23	$3.25

Weighted average (well-head) sales price ($/Mcfe)	$3.99	$3.21

Company usage, line loss (MMcfe)	1,057	1,340

Lease operating expense excluding severance tax ($/Mcfe)	$0.30	$0.29
Severance tax ($/Mcfe)	$0.23	$0.09
Depletion ($/Mcfe)	$0.48	$0.40

Production EBIT (thousands)	$41,974	$32,547

Gathering:
Gathered volumes (MMcfe)	32,552	30,615
Average gathering fee ($/Mcfe)	$0.52	$0.51
Gathering and compression expense ($/Mcfe)	$0.18	$0.19
Gathering and compression depreciation ($/Mcfe)	$0.09	$0.09

Gathering EBIT (thousands)	$5,806	$4,700

FINANCIAL DATA (Thousands)
Production revenues	$64,679	$50,814
Gathering revenues	17,018	15,588
Total operating revenues	81,697	66,402

Operating expenses:
Lease operating expense	4,916	4,744
Severance tax	3,887	1,410
Land and leasehold maintenance	359	296
Gathering and compression expense	5,752	5,960
Selling, general and administrative	6,788	5,588
Depreciation, depletion and amortization	11,582	9,759
Total operating expenses	33,284	27,757

Equity earnings from nonconsolidated investments	239	52
Minority interest	(872)	(1,450)

EBIT	$47,780	$37,247

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2003	2002

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$88,992	$108,088
Construction completed (thousands)	$30,562	$21,305

Gross profit margin	20.7%	24.2%
SG&A as a% of revenue	11.4%	15.6%
Project development expenses as a% of revenue	2.2%	2.6%

Capital expenditures (thousands)	$48	$181

FINANCIAL DATA (Thousands)
Energy service contract revenues	$45,518	$35,439
Energy service contract costs	36,082	26,865
Net operating revenues (gross profit margin)	9,436	8,574

Operating expenses:
Selling, general and administrative	5,166	5,516
Depreciation and depletion	349	437
Total operating expenses	5,515	5,953

Equity earnings from nonconsolidated investments	937	1,579

EBIT	$4,858	$4,200